Exhibit 99.1

Continuation Sheet

Designated Filer:  Broadview Capital Partners L.P.

Issuer & Ticker Symbol: Proxim Corporation  (PROX)

Date of Event Requiring Statement: December 19, 2003

Note (1):

This statement is filed by Broadview Capital Partners L.P.,

a Delaware limited partnership ("BCPLP"), Broadview Capital

Partners Qualified Purchaser Fund L.P., a Delaware limited

partnership ("BCPQPF"), Broadview Capital Partners

Affiliates Fund LLC, a Delaware limited liability company

("BCPAF"), Broadview Capital Partners Management LLC, a

Delaware limited liability company ("BCPM"), BCI Holdings

LP, a Delaware limited partnership ("BCI Holdings"),

Broadview Holdings LLP, a Virginia limited liability

partnership ("Broadview Holdings"), Steven D. Brooks,

Stephen J. Bachmann and Paul Deninger (collectively with

Messrs. Brooks and Bachmann, the "Partners").

BCPLP, BCPQPF and BCPAF are collectively referred to

as "BCP."  BCPLP, BCPQPF, BCPAF, BCPM, BCI Holdings and

Broadview Holdings are collectively referred to as the

"Broadview Entities."  The Broadview Entities and the

Partners are collectively referred to as the "Reporting

Persons" in this statement.

 By making this filing, the Reporting Persons

acknowledge that they may be deemed to constitute a "group"

within the meaning of Section 13(d)(3) of the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), in

connection with the securities of the Company.  Each

Reporting Person disclaims the existence of a "group" and

disclaims beneficial ownership of any securities (except to

the extent of such Reporting Person's pecuniary interest in

such securities) other than any securities reported herein

as being directly owned by such Reporting Person.

Note (2):

On December 15, 2003, pursuant to the terms of the Amended

and Restated Securities Purchase Agreement, dated as of

October 21, 2003, by and among BCP, Proxim Corporation (the

"Company"), and the other purchasers named therein, the

Company exercised its right to require BCP to purchase

$1,333,333 in aggregate principal amount of senior secured

promissory notes. On December 19, 2003, the Company issued

to BCP the Senior Secured Promissory Notes in such amount

(the "Senior 2003 Notes"). The Senior 2003 Notes have the

same terms as, but rank senior to, the Company's

outstanding Secured Subordinated Promissory Notes,

including the Secured Subordinated Promissory Notes in the

aggregate principal amount of $4,000,000 held by BCP. The

Senior 2003 Notes are exchangeable at any time at the

option of BCP for shares of Series B Convertible Preferred

Stock of the Company, $0.01 par value per share (the

"Series B Preferred Stock").

All or any portion of the outstanding principal and accrued

but unpaid interest outstanding on the Senior 2003 Notes

may be exchanged for the number of shares of Series B

Preferred Stock equal to the quotient obtained by dividing

the aggregate outstanding principal balance plus any

accrued but unpaid interest then outstanding on the Senior

2003 Notes or the portion thereof to be exchanged, by

$100.00. Each share of Series B Preferred Stock is

convertible into shares of common stock, $0.01 par value

per share, of the Company ("Common Stock") at an initial

conversion price of $1.15, and at an initial conversion

rate of approximately 86.96 shares of Common Stock for each

share of Series B Preferred Stock converted, subject to

certain adjustments as set forth in the Certificate of

Designations, Preferences and Rights of Series B

Convertible Preferred Stock of Proxim Corporation (the

"Series B Preferred Certificate of Designations"). The

liquidation preference of the Series B Preferred accretes

at an annual rate of 14%, compounded quarterly, as more

fully described in the Series B Preferred Certificate of

Designations. As of December 19, 2003, the Senior 2003

Notes are exchangeable into approximately 13,333 shares of

Series B Preferred Stock which convert into 1,159,420

shares of Common Stock.

Note (3):

The maturity date of the Senior 2003 Notes is the earliest

of (i) the date on which any event of default under the

Senior 2003 Notes occurs, (ii) any date on which BCP

demands payment of the Senior 2003 Notes pursuant to their

terms and (iii) September 30, 2004.  The Series B Preferred

Stock shall be redeemed by the Company on the seventh

anniversary of its original issuance date for an amount

equal to the liquidation value then in effect plus all

accrued and unpaid dividends.